EXHIBIT 10.1

FIRST AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

FOR

THOMAS D. MINO

This First Amended and Restated Employment Agreement (this “Agreement”) is made by and between LUMERA CORPORATION, a corporation of the State of Washington, having its principal place of business at 11910 North Creek Parkway, Bothell, Washington 98011, (the “Company”), and THOMAS D. MINO (“Executive”) as of the 3rd day of September, 2004, amending in part and restating that certain Employment Agreement between the parties dated as of August 8, 2001 as such agreement may have been amended from time to time (the “Original Agreement”).

W I T N E S S E T H

WHEREAS, the Company wishes to retain the services of the Executive to work for the Company as its Chief Executive Officer (herein referred to as the “Position”) upon the terms and conditions hereinafter set forth; and

WHEREAS, in consideration for continued service in the Position, the Executive has agreed to enter into and be bound by the terms of this Agreement.

NOW THEREFORE, in consideration of the foregoing and mutual covenants herein contained, the parties agree as follows:

1.	EMPLOYMENT

14.1.	The Company hereby employs Executive to serve in the Position, and Executive hereby accepts such employment, subject to the terms and conditions set forth herein, as of the effective date of this Agreement.

1.1	Executive will devote his best efforts and full time and attention to performing all duties assigned or delegated to him by the Board of Directors of the Company consistent with the Position.

1.2	The term of employment shall end on September 30, 2007, unless this Agreement is extended by the written agreement of the parties.

2.	COMPENSATION — SALARY, BENEFITS AND VACATION

2.1	For his services during the term hereof, Executive shall receive a salary at the annual rate of $340,000, payable in regular installments under the payroll policies of the Company.

2.2	For calendar years commencing on January 1, 2005, and thereafter during the term hereof, the level of Executive’s salary shall be reviewed by the Board of Directors of the Company (the “Board”) on an annual basis and, upon such review, may remain the same or be increased in such amount as the Board, in its discretion, based upon merit, determines, provided that there shall be no decrease in the salary of Executive without his consent.

2.3	In addition to the salary to which Executive is entitled under Section 2.1, Executive shall be entitled to participate in any and all benefit plans from time to time in effect for executives of the Company of equal or lesser rank, subject to plan terms and generally applicable Company policies.

2.4	If, during any period of time during the term of this Agreement, the Company does not offer medical and dental plan coverage to executives generally, the Company will reimburse the Executive, during such period, for the reasonable premium cost of any comparable medical and dental coverage which he secures for himself and his eligible dependents.

2.5	All payments by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law. Except as otherwise provided in Section 8 hereof, Executive’s salary and benefits end immediately upon the termination of employment.

2.6	Executive will accrue paid vacation at a rate of four (4) weeks per year of service in accordance with Company policy.

3.	INCENTIVE COMPENSATION

3.1	If the Company maintains a formal cash incentive plan for senior management, the Executive shall be eligible to participate in such plan with a target incentive opportunity at least equal to the highest percentage opportunity provided to any other executive covered under such plan.

3.2	If such a formal plan is not maintained by the Company, the Executive shall be eligible for consideration to receive an annual cash incentive payment from the Company. Executive’s eligibility for such a discretionary incentive payment ends upon termination of employment. This amount shall be determined annually in the sole and complete discretion of the Board of Directors, which may take into account in its decision, among other items, such items as:

3.2.1	The financial performance of the Company, including but not limited to revenues, operating income, and net income, if any;

3.2.2	The individual accomplishments of the Executive;

3.2.3	Other Company achievements, including but not limited to product research, development and introduction; market offerings and the arrangement of strategic alliances; and

3.2.4	Competitive practice for executives in similar situations.

3.3	The annual target cash incentive for the period beginning on January 1, 2004 and ending on December 31, 2004, shall be 50% of the Executive’s annual salary.

4	STOCK OPTIONS

During the term hereof, the Executive shall receive options to purchase common stock of the Company in amounts established by the Board in accordance with the stock option plan maintained by the Company and subject to the terms and conditions set forth therein.

5	BUSINESS EXPENSES

5.1.	The parties acknowledge that Executive may incur, from time to time, for the benefit of the Company and in furtherance of the Company’s business, various expenses such as travel, entertainment and promotional expenses. The Company agrees that it shall either pay such expenses directly, advance sums to Executive to be used for payment of such expenses, or reimburse Executive for such expenses incurred by him.

5.2	The Company agrees to pay such expenses, in accordance with its written policies covering the payment of business expenses and to the extent that these expenses do not exceed limits contained in such policies or applicable law. Executive agrees to submit to the Company such documentation as may be necessary to substantiate that all expenses paid or reimbursed pursuant to this Section 5 were reasonable and necessary for the performance of his duties under this Agreement.

6	PERFORMANCE OF EMPLOYMENT

6.1.	Executive will observe and comply with such reasonable rules, regulations and policies as may from time to time be established by the Company or the Board, either orally or in writing.

6.2	Executive specifically agrees that he will comply with the confidentiality and security rules established by the Company and the Board with respect to confidential and financial information of the Company.

7	EMPLOYMENT CONDUCT AND CONFIDENTIAL INFORMATION

7.1.	Executive shall, at all times during the term of this Agreement, observe and conform to all laws regulating the business of the Company.

7.2	Executive acknowledges and recognizes that during the term of this Agreement, he will necessarily become privy to certain confidential and proprietary information of the Company and of customers and others who do business with the Company (hereinafter referred to as “Confidential Data”). Confidential Data means any and all information of the Company, its subsidiaries and affiliates, that is not generally known by those with whom the Company or any of its subsidiaries or other affiliates competes or does business, or with whom any of them plans to compete or do business, including without limitation any and all such information concerning their technical, financial and business activities, plans, operations, proprietary software, systems, procedures and know-how; the identity and special needs of their customers and suppliers, and the people and organizations with whom any of them has business relationships and the nature and substance of those relationships. Confidential Information also includes any information received by the Company or any of its subsidiaries or affiliates from others with any understanding, express or implied, that it will not be disclosed. Executive agrees that he will hold all Confidential Data in the strictest confidence and that he will not disclose to any person or entity for any reason nor use any Confidential Data in any way other than on behalf of the Company or as the Company may otherwise direct.

7.3	Executive agrees that all business records and files, including but not limited to memoranda, notes, client lists, and proposals pertaining to the business, services or processes of the Company, shall be the sole property of the Company and he shall not retain, remove or copy such materials during the term of this Agreement or upon its termination or expiration, without the prior unanimous written consent of the Board. Upon the termination of this Agreement, or at any other time upon the request of the Board, Executive shall deliver all such materials, and all other property of the Company in his possession or control, to the Company.

7.4	The foregoing obligations of Executive shall survive any termination or expiration of this Agreement.

8	SEVERANCE PAYMENTS

8.1.	If the Executive terminates the Agreement for any reason other than Constructive Termination (as defined in Section 8.3.5), or if the Company terminates the Agreement for Cause, or if this Agreement terminates as a result of the death of the Executive during the term hereof or as a result of the Executive’s absence from employment as a result of disability for more than 180 days in any consecutive 365 day period during the term hereof, no severance payment of any kind shall be made and the Company shall no other obligation to the Executive, other than for salary earned through the date of termination.

8.2	If the Company terminates this Agreement for reasons other than Cause, or if the Executive is Constructively Terminated prior to a Change in Control, the Company shall:

8.2.1	Pay to the Executive, as salary continuation, an amount equal to the Executive’s salary, at his then current rate of pay, for a period equal to one year.

8.2.2.	Continue to contribute to the premium cost of the Executive’s participation, and that of his eligible dependents, in the Company’s group medical and dental plans (or the plans in which he is then participating pursuant to Section 2.4 hereof), for the greater of one year or the remainder of the then-current term of this Agreement, whichever is greater, provided that the Executive remains eligible to continue participation in those plans under plan terms and applicable law.

8.3	If the Executive is terminated other than for Cause or is Constructively Terminated by the Company at the time of, or within twelve (12) months following, a Change of Control, the Company shall:

8.3.1	Pay to the Executive a lump sum equal to the Executive’s salary, at his then-current base rate of pay, for a period of two (2) years;

8.3.2	Pay to the Executive a lump sum equal to two (2) times the average of the Executive’s cash bonuses received with respect to the two (2) preceding calendar years;

8.3.3	Continue to contribute to the premium cost of the Executive’s participation, and that of his eligible dependents, in the Company’s group medical and dental plans (or the plans in which he is then participating pursuant to Section 2.4 hereof) for a period of one (1) year on the same terms as if the Executive were an active Executive of the Company, provided that the Executive remains eligible to continue participation in those plans under plan terms and applicable law.

8.3.4	For purposes of this Agreement, a Change of Control shall be deemed to occur on any of the following events following the effective date of this Agreement:

8.3.4.1	Any “person” or “group,” within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Act), other than the Company or any of its Affiliates or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or one of its Affiliates or any shareholder who was such on the effective date of this Agreement, becomes a beneficial owner (within the meaning of Rule 13d-3 as promulgated under the Act), directly or indirectly, in one or a series of transactions, of securities representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities;

8.3.4.2	As a result of, or in connection with, any tender offer or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a “Transaction”), the persons who constituted the Board prior to the Transaction cease to constitute a majority of the Board of the Company or any successor to the Company immediately following such Transaction;

8.3.4.3	The Company is merged or consolidated with another company and as a result of the merger or consolidation, less than fifty percent (50%) of the outstanding voting securities of the surviving or resulting Company shall then be owned in the aggregate by the former stockholders of the Company;

8.3.4.4	A tender offer or exchange offer is made and consummated for the ownership of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding voting securities; or

8.3.4.5	The Company transfers substantially all of its assets to another company of which the Company owns less than fifty percent (50%) of the outstanding voting securities.

8.3.5	For purposes of this Agreement, Constructive Termination means termination of employment by Executive as a result of the occurrence of that any of the following without the Executive’s consent:

8.3.5.1	The reduction of the Executive’s salary or target incentive;

8.3.5.2	The material demotion or material reduction in duties of the Executive;

8.3.5.3	The relocation of the Executive’s place of employment more than 50 miles from the existing place of employment; or

8.3.5.4	Breach by the Company or its successor of any material provision of this Agreement not corrected as provided in Section 8.5 hereof.

8.4	For purposes of this Agreement, “Cause” shall be defined as any of the following:

8.4.1	Repeated failure or refusal of the Executive to carry out the reasonable directions of the Board of Directors of the Company consistent with the duties and obligations of the Executive;

8.4.2	Violation of state or federal law involving the commission of a crime against the Company or a felony adversely affecting the Company; or

8.4.3	Any material breach of this Agreement or of any covenant herein or the falsification of any material representation or warranty not corrected as provided in Section 8.5 hereof.

8.5	If a breach of this Agreement by either party is relied upon as a justification for any action taken by a party pursuant to any provision of this Agreement, before such action is taken, the party asserting the breach shall give the other party written notice of the existence and nature of the breach and the opportunity to correct such breach during the thirty (30) day period following the delivery of such notice.

9	RESTRICTIVE COVENANT AND INJUNCTIVE RELIEF. During Executive’s employment with the Company and for the period of twenty-four (24) months following termination of his employment, howsoever caused,

9.1.	Executive shall not, directly or indirectly, as an individual or representative of any other person and/or entity, deal with or solicit for business purposes in competition with any product or service offered by the Company, any current customer of the Company or any person and/or entity that is, or has commenced negotiations to become, a customer of the Company.

9.2	Executive shall not, directly or indirectly, solicit, raid, entice, or induce any other executive or professional employee of the Company to become employed by or associated with any other person or entity.

9.3	Executive shall not, directly or indirectly, as an executive, consultant, agent, partner, principal, stockholder (other than as a holder of less than one percent (1%) of the shares of a publicly company), officer, director, or in any other individual or representative capacity, engage in any business activity that is competitive with any products or services offered by the Company or in active planning at the time of the Executive’s termination.

9.4	The parties hereto acknowledge that the Executive’s services, knowledge and experience are unique and of special value to the Company, and that, in the event of a breach or threatened breach by Executive of any of his obligations under this Agreement, including but not limited to those set forth in Section 7, this Section 9 or Section 11, the Company will not have an adequate remedy at law. Accordingly, in the event of any breach or threatened breach of any provision of this Agreement by Executive, the Company shall be entitled to such equitable and injunctive relief as may be available to restrain Executive and any other individual or entity participating in breach or threatened breach, from violating the provisions of this Agreement. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available at law for such breach or threatened breach, including the recovery of damages and the immediate termination of Executive’s employment hereunder. The parties further agree that, in the event that any provision of this Section 9 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over

                    too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be                     modified to permit its enforcement to the maximum extent permitted by law.

9.5.	The obligations of Executive under this Section 9 shall survive the termination or expiration of this Agreement.

10.	INVENTIONS, CREATIONS AND DISCOVERIES

10.1.	Executive acknowledges that during the course of his employment he may, either alone or in conjunction with others, be involved with the creation, authorship or development of inventions, materials or property, including but not limited to the field of electro-optic polymers or related materials for telecommunications or data communications applications or other intellectual property (all of the forgoing, “Inventions,” as defined below) Executive agrees that he promptly will disclose all Inventions to the Board of Directors of the Company. Executive acknowledges that all Inventions shall be the property of the Company whether or not patent or copyright applications are filed with respect thereto from the date of their conception. If an assignment is necessary to transfer ownership thereof to the Company, Executive agrees that this Agreement, without more, shall constitute such an assignment. At the Company’s request, Executive shall be required to make or assist in the filing of letters of patent, copyright applications or the like with respect to Inventions. In connection therewith, Executive agrees to execute all documents necessary or beneficial to establish or maintain the Company’s rights in the Inventions. All such filings shall be made in the name of the Company or its designee, at the Company’s expense. If made during his employment, Executive shall receive no additional compensation therefor. If such filings are required after the termination of the Executive’s employment with the Company, he shall receive reasonable compensation for his assistance.

10.2.	As used in this Agreement, “Invention” means any invention, formula, process, discovery, development, design, innovation or improvement (whether or not patentable or registrable under copyright statutes) made, conceived, or first actually reduced to practice by Executive solely or jointly with others, during his employment by the Company; provided however, that, pursuant to the law of the State of Washington, RCW 49.44.140, the Company shall have no rights under this Agreement to any invention for which no equipment, supplies, facilities, or trade secret information of the Company was used and which was developed entirely on Executive’s own time, unless: (a) the invention relates (i) directly to the business of the Company or (ii) to the Company’s actual or demonstrably anticipated research or development; or (b) the invention results from any work performed by Executive for the Company.

10.3.	The obligations of Executive under this Section 10 shall survive the termination or expiration of this Agreement.

11	ASSIGNMENT. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive in the event that the Company shall hereafter affect a reorganization, consolidate with, or merge into, any entity or transfer all or substantially all of its properties or assets to any person or entity. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns. Any unauthorized assignment, transfer or other delegation shall be of no force or effect.

12	AMENDMENTS. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties.

13	GOVERNING LAW. This Agreement shall be governed in all respects by the laws of the State of Washington, without regard to the conflict of law principles thereof.

14	BINDING ARBITRATION. Any disagreement, dispute, controversy or claim arising out of or in any way related to this Agreement shall be settled exclusively and finally by binding arbitration; provided, however, that there shall be no right hereunder to arbitrate any matter arising under any employee benefit plan maintained by the Company or any successor of the Company; nor shall the Company be obligated to arbitrate any breach or threatened breach by the Executive of Section 7, Section 9 or Section 11 hereof

14.1.	The arbitration shall be conducted through Judicial Arbitration and Mediation Services/Endispute (henceforth referred to as “JAMS”) to be held before such arbitrator as the parties may agree, or if they are unable to agree, to be selected by obtaining five proposed arbitrators from JAMS and alternately striking names until one name remains.

14.2.	The arbitration shall be conducted in accordance with the Judicial Arbitration and Mediation Services Rules of Practice and Procedure as are then in effect, except as modified by the agreement of the parties.

14.3.	Either party may initiate a claim by contacting JAMS.

14.4.	The decision of the arbitrator shall be final and binding on all parties and the parties waive their right to trial de novo or appeal, except and only for the purpose of enforcing the decision of the arbitrator, for which purpose the parties hereby agree that the Superior Court of King Country Washington shall have jurisdiction.

15	PARAGRAPH HEADINGS. The paragraph headings used in this Agreement are included solely for convenience and shall not affect or be used in connection with the interpretation of this Agreement.

16	WAIVER, MODIFICATION, CANCELLATION. Any waiver, alteration or modification of any of the provisions of this Agreement or cancellation or replacement of this Agreement shall not be valid unless in writing and signed by the party to be bound.

17	WAIVER. The waiver by either party of a breach of any provision contained herein must be in writing and shall in no way be construed as a waiver of any succeeding breach of such provision or the waiver of the provision itself.

18	NOTICE. Whenever under the provisions of this Agreement notice is required to be given, it shall be in writing and shall be deemed given when hand delivered or consigned to a national overnight courier service or mailed, postage prepaid by registered or certified mail, return receipt requested, addressed to the Executive or the Company at the following addresses:

Executive:

Thomas D. Mino

c/o Lumera Corporation

9910 North Creek Parkway

Bothell, WA 98011

Company:

Lumera Corporation

19910 North Creek Parkway

Bothell, WA 98011

Attn: Secretary

Either party hereto may change his or its address for purposes of this Agreement by notice to the other party actually received.

19.	SEVERABILITY. If any provision of this Agreement is held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

20.	ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties regarding the subject matter hereof and supersedes all prior agreements, understandings and negotiations regarding the same.

21.	POST-AGREEMENT EMPLOYMENT AND SURVIVAL OF TERMS

21.1.	In the event the Executive remains in the employ of the Company following termination of this Agreement, by the expiration of the term or otherwise, then such employment shall be at will.

21.2.	Provisions of this Agreement shall survive any termination or expiration of the term hereof if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation the obligations of the Executive under Sections 7, 9 and 11 hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

LUMERA CORPORATION

/s/ ROBERT RATLIFFE

By: Robert Ratliffe

/s/ GLORIA CAMPANELLA

Witness

EXECUTIVE

/s/ THOMAS MINO

Thomas Mino

/s/ DIANE BACH

Witness